UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

SOLTA MEDICAL, INC.

(Name of Subject Company)

SOLTA MEDICAL, INC.

(Name of Person Filing Statement)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

83438K-103

(CUSIP Number of Class of Securities)

Mr. Mark Sieczkarek

President and Chief Executive Officer

25881 Industrial Boulevard

Hayward, California 94545

(510) 782-2286

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Daniel J. Winnike

Kris Withrow

Fenwick & West LLP

801 California Street,

Mountain View, California 94041

(650) 988-8500

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01(i), 8.01 and 9.01 of the Current Report on Form 8-K filed by Solta Medical, Inc. on December 17, 2013 (including all exhibits attached thereto) is incorporated herein by reference.